CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Innovative Card Technologies, Inc. and subsidiary (the “Company”) of our report dated May 15, 2009 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated May 15, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SingerLewak LLP
SingerLewak LLP

Los Angeles, California
May 13, 2010